UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 28, 2003

Taylor Capital Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-50034	36-4108550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9550 West Higgins Road, Rosemont, Illinois	60018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 653-7978

350 East Dundee Road, Suite 300, Wheeling, Illinois 60090

(Former address, if changed since last report)

Item 12.	Results of Operations and Financial Condition.

On October 28, 2003, the Registrant issued its earnings release for the three and nine month periods ended September 30, 2003. This earnings release is attached to this report as Exhibit 99.1 and incorporated herein by reference.

This information is furnished pursuant to Item 12 and shall not be deemed to be filed for the purposes of Section 18 of the Exchange Act.

Management uses certain non-GAAP (generally accepted accounting principles) financial measures and ratios to evaluate the Company’s performance. Specifically, management reviews net income and noninterest expense without the $61.9 million charge, recorded in the second quarter of 2002 and adjusted in the third quarter of 2002, relating to the settlement of litigation concerning the Company’s acquisition of Cole Taylor Bank in 1997. Management also reviews the related computation of earnings per share, return on average assets and return on average equity without the litigation settlement charge. Management believes that excluding this non-recurring charge presents a more suitable comparison of the Company’s period-to-period results because of the extraordinary nature of the litigation that led to the settlement charge and the likelihood that such events will not reoccur.

In addition, management reviews net interest income on a taxable equivalent basis. In this non-GAAP financial measure, interest income and net interest income are adjusted to reflect tax-exempt interest income on an equivalent before-tax basis assuming an effective tax rate of 35%. This assumed rate may differ from the Company’s actual effective income tax rate. In addition, the earning assets yield, net interest margin and the net interest rate spread are adjusted to a fully taxable equivalent basis. Management believes that these measures and ratios present a more accurate view of the performance of interest-earning assets and ensure comparability of net interest income regardless of the mix of taxable and tax-exempt instruments.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 28, 2003

TAYLOR CAPITAL GROUP, INC.

By:	/s/ J. CHRISTOPHER ALSTRIN

J. Christopher Alstrin Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Quarterly earnings release dated October 28, 2003.